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                                                                 Exhibit 10.11

                     [U.S. ENERGY SERVICES, INC. LETTERHEAD]






April 1, 1999

Board of Directors
Lake Area Corn Processors
C/O Broin & Associates
25784 Cottonwood Avenue
Sioux Falls, SD 57107

Dear Board of Directors:

The purpose of this letter is to set forth the understanding and agreement between U.S. Energy Services, Inc. (U.S. Energy) and Lake Area Corn Processors
(LACP).

TERM: The initial term of this Agreement shall be from April 1, 1999 through March 31, 2000, cad thereafter for successive one year terms unless and until terminated by either party with thirty (30) days notice.

U.S. ENERGY SHALL:

1. Provide a detailed economic comparison of receiving natural gas transportation service from a Local Distribution Company (LDC), or directly connecting with Northern Natural Gas (NNG). U.S. Energy will provide LACP with engineering cost estimates, route drawings, and a project timeline related to constructing pipeline facilities directly connecting LACP with NNG.

         In the event that the direct connect pipeline option is selected, U.S. Energy will submit the tap request Engineering and construction management services related to constructing to NNG can be provided by U.S. Energy Services on a fee basis.

2. Determine whether firm, interruptible, or a blend of transportation entitlement with NNG will provide the lowest burnertip cost for LACP. Factors that will be considered include NNG credits for the new interconnect, cost of an alternate fuel system, and availability of specific receipt point capacity. Analysis of the costs and benefits will require U.S. Energy to negotiate as LACP's agent with NNG and other potential third party shippers.

3. Provide natural gas supply information to minimize the cost of natural gas purchased by LACP. This will include acquiring multiple supply quotes and reporting to LACP the various supply index and fixed prices. U.S. Energy will not take title to LACP gas supplies, but will communicate supply prices and potential buying strategies.

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4.       Negotiate directly with NNG, other shippers, and suppliers to provide transportation, balancing, and supply agreements that meet LACP's performance criteria at the lowest possible cost.

5. Provide daily nominations to NNG, other applicable shippers, and suppliers for LACP. This will include daily written confirmations to LACP of all nominations and actual daily usage. U.S. Energy will utilize telemetering to obtain actual usage on a real time basis.

6. Provide advisory services to LACP regarding electric pricing and service agreements. Such services will include, but are not limited to, the following:

                  a. Evaluation of regulatory and legislative precedent regarding electric supplier choice options.

                  b.       Identification of qualified electric suppliers.

                  c.       Evaluation of self-generation options.

                  d. Development and implementation of an electric sourcing strategic plan. Such plan may include a competitive bid process and/or installation of on-site generation.

                  e. Negotiation of electric service agreements that meet the pricing and reliability requirements of LACP.

7. Provide a monthly projection of energy (natural gas and electricity) and annual summaries.

8. Provide a consolidated monthly invoice that reflects all applicable costs. U.S. Energy will be responsible for reconciling and paying all shipper and supplier invoices.

FEES: U.S. Energy's fee for services described in items 1 - 8 during the initial term of this agreement shall be $1,950 per month, plus pre-approved travel expenses not to exceed $2,500 during the initial term of this agreement. The monthly retainer and out of pocket expenses will begin to accrue on the commencement date of this Agreement. LACP will not be invoiced until financing for the plant has been secured. In the event that plant financing is not secured, this Agreement shall become null and void and both parties will be relieved of professional and/or financial obligations due the other party.

TERMINATION: LACP shall have the unilateral right to terminate this Agreement, with or without cause, at any time during the initial term and any subsequent term of the Agreement with thirty (30) days written notification if not satisfied with U.S. Energy's service.

BILLING AND PAYMENT: On the first of the month, U.S. Energy shall invoice LACP. LACP shall pay U.S . Energy within ten (10) days of receipt of invoice.

INDEPENDENT CONTRACTOR: U.S. Energy shall be and remain an independent contractor-consultant during the term of this Agreement, and U.S. Energy, its directors, officers and employees, shall not act for, or bind LACP in any manner, unless specifically directed by LACP.

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CONFIDENTIALITY: U.S. Energy shall not divulge to any other person or party any information developed by U.S. Energy hereunder or revealed to U.S. Energy pursuant to this Agreement, unless such information is (a) already in U.S. Energy's possession if such information is not known by U.S. Energy to be subject to another Confidentiality Agreement, or (b) is or becomes generally available to the public other than as a result of an unauthorized disclosure by U.S. Energy, its officers, employees, directors, agents or its advisors, or (c) becomes available to U.S. Energy on a non-confidential basis from a source which is not known to be prohibited from disclosing such information to U.S. Energy by legal, contractual or fiduciary obligation to the supplier, or (d) is required by U.S. Energy to be disclosed by court order, or (e) is permitted by LACP. All such information shall be and remain, the property of LACP unless such information is subject to another Confidentiality Agreement, and upon the termination of this Agreement, U.S. Energy shall return all such information upon LACP's request.

CONFLICT OF INTEREST: U.S. Energy will not, directly or indirectly, engage in any activities which would result in any conflict of interest with LACP, or enable U.S. Energy to benefit from its relationship with LACP, except as provided in this Agreement or approved by LACP.

NOTICES: Any formal notice, request or demand which a party hereto may desire to give to the other respecting this Agreement shall be in writing and shall be considered as duly delivered as of the postmark date when mailed by ordinary, registered or certified mail by said party to the following addresses:

                  LACP:                     Lake Area Corn Processors
                                            C/o Broin & Associates
                                            25784 Cottonwood Ave
                                            Sioux Falls, SD 57107

                  U.S. Energy:              U.S. Energy Services, Inc.
                  (Payment)                 c/o US Bank SDS 12-1449
                                            Account #:173100561153
                                            P.O. Box 86
                                            Minneapolis, MN 55486

                  (Notices):                U.S. Energy Services, Inc.
                                            1000 Superior Blvd, Suite 201
                                            Wayzata, MN 55391
                                            Attn:  Dan Schroeder

ASSIGNMENT OR AMENDMENT: The Agreement may not be assigned or amended without the written consent of U. S. Energy and LACP.

APPLICABLE LAW: The Agreement shall be construed in accordance with the laws of the State of South Dakota.

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ENTIRE AGREEMENT: This Agreement constitutes the entire Agreement among the parties pertaining to the subject matter hereof and supersedes all prior Agreements and understanding pertaining hereto.

If the above correctly sets forth LACP's understanding of the Agreement, please so indicate in the spaces below and return one copy to U.S. Energy, Attention:
Dan Schroeder.

Sincerely,

/s/ Daniel J. Schroeder

Dan Schroeder


U.S. ENERGY SERVICES, INC.


By:  /s/ Casey
   ----------------------------------


Title:  Vice President
      -------------------------------

ACCEPTED AND DATED TO THIS 6
DAY OF APRIL, 1999.


LAKE AREA CORN PROCESSORS


By:  /s/ Brian Woldt
   ----------------------------------


Title:
      -------------------------------

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                     [U.S. ENERGY SERVICES, INC. LETTERHEAD]



March 9, 2001



Steve Sershen
Lake Area Corn Processors/Dakota Ethanol
P.O. Box 270
Chester, SD 57016

Re:      Letter Ageement Regarding Appointment of U.S. Energy Service; Inc. as
         Agent

Dear Mr. Sershen:

Dakota Ethanol-LLC (Dakota Ethanol) desire to engage the services of U.S. Energy Services, Inc. (U.S. Energy) to manage Dakota Ethanol's natural gas and electric supply for its plant in South Dakota.

Dakota Ethanol and U.S. Energy agree on the following terms and conditions:

         1. APPOINTMENT OF U.S. ENERGY AS DAKOTA ETHANOL's AGENT. Dakota Ethanol agrees to appoint U.S. Energy as its agent, for purposes of managing Dakota Ethanol's natural gas and electric supply for its facility referred to above. U.S. Energy accepts its appointment as Dakota Ethanol's agent for those purposes.

         2. LIMITATIONS ON THE AUTHORITY OF U.S. ENERGY. U.S. Energy has the authority to deal with third parties on behalf of Dakota Ethanol, in connection with natural gas matters, in its capacity as Dakota Ethanol's agent for natural gas matters.

         3. COMMUNICATION AND INFORMATION SHARING. U.S. Energy shall keep Dakota Ethanol fully informed on a regular basis with regard to U.S. Energy's activities as the manager of Dakota Ethanol's natural gas supply. At the request of Dakota Ethanol, U.S. Energy shall immediately provide Dakota Ethanol with any and all or other information related to U.S. Energy's activities as the manager of Dakota Ethanol's natural gas supply.

         4. TERM OF THE AGREEMENT, TERMINATION. This Agreement shall begin as of the date this Agreement is executed and shall continue month-to-month thereafter until it is terminated. Either party may terminate this Agreement at any time and for any reason, without recourse to the other party, by giving a thirty-(30) day prior written notice to the other party.

         5. SERVICES. U.S. Energy shall perform the following services for Dakota Ethanol.

                  (a) Solicit bids for, negotiate, and administer natural gas supply contracts. Administration of said contracts shall include:

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                            -      Execute Natural Gas Supply Contracts
                            -      Placing daily and monthly nominations
                            - Reviewing invoices for accuracy, approving for payment, and making payment
                            -      Providing timely notices

                  (b) Negotiate and administer distribution & interstate transportation contracts. Administration of said contracts shall include:

                            -       Providing daily and monthly nominations
                            -       Receiving curtailment notifications
                            -       Managing daily and monthly imbalances
                            - Requesting and negotiating pipeline taps transportation contracts
                            - Reviewing invoices for accuracy, approving for payment, and making payment.
                            -       Providing timely notices

                  (c)      Perform other related services requested by Dakota
                           Ethanol.

                  (d) Solicit bids for, negotiate, and administer electric supply contracts.

         6.       CONFIDENTIALITY.

                  (a) Nondisclosure: U.S. Energy shall not divulge to any other person or party any information developed by U.S. Energy hereunder or revealed to U.S. Energy pursuant to this Agreement, unless such information is (a) already in U.S. Energy's possession if such information is not known by U.S. Energy to be subject to another Confidentiality Agreement, or (b) is or becomes generally available to the public other than as a result of an unauthorized disclosure by U.S. Energy, its officers, employees, directors, agents or its advisors, or (c) becomes available to U.S. Energy on a non-confidential basis from a source which is not known to be prohibited from disclosing such information to U.S. Energy by legal, contractual or fiduciary obligation to the supplier, or (d) is required by U.S. Energy to be disclosed by court order, or (e) is permitted by Dakota Ethanol. all such information shall be and remain the property of Dakota Ethanol unless such information is subject to another Confidentiality Agreement, and upon the termination of this Agreement, U.S. Energy shall return all such information upon Dakota Ethanol's request.

                  (b) Protection of Information About Dakota Ethanol. U.S. Energy agrees to inform its employees who work with Dakota Ethanol of the requirements of this Section 6. U.S. Energy also agrees to protect information about Dakota Ethanol with the same degree of diligence that U.S. Energy uses to protect its own confidential information.

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If the above meets with your understanding of our agreement, please execute both of the duplicate originals in the space below, keep one signed original for Dakota Ethanol's files, and return the other signed original to U.S. Energy.

Sincerely,

U.S. ENERGY SERVICES, INC.

By:
   ----------------------------------

Title:
      -------------------------------
Accepted and agreed to this 23rd day of March, 2001.

DAKOTA ETHANOL-LLC

By: /s/ Doug Van Duyn

Title: CHAIRMAN